Exhibit 99.(a)(15)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 27, 2024 (“Trust Instrument”), the American Beacon DoubleLine Select Income Fund (the “Fund”), was created as a new series of the Trust by resolution of the Trust’s Board of Trustees (“Board”) on August 25, 2025.

The Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	The initial classes of Shares of the Funds are designated as Y Class Shares and Investor Class shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, the Fund’s Registration Statement on Form N-1A (“Registration Statement”), or by resolution adopted by the Board. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Fund and the Shares are as set forth in the Trust Instrument dated August 27, 2024 and the Amended and Restated Bylaws of the Trust dated August 27, 2024.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 23rd day of September 2025.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna

/s/ Janet C. Smith
Janet C. Smith

/s/ Paul Zemsky
Paul Zemsky

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